Filed Pursuant to Rule 424(b)(2)

Registration No. 333-190038

Product Supplement No. EQUITY INDICES BEAR ARN-1
(To Prospectus dated July 19, 2013

Series A Prospectus Supplement dated July 19, 2013

and Prospectus Addendum dated February 3, 2015)

May 19, 2016

Bear Accelerated Return Notes® “ARNs®” Linked to One or More Equity Indices

•               Bear ARNs, referred to throughout this product supplement as ARNs, are unsecured senior notes issued by Barclays Bank PLC.  Any payments due on ARNs, including any repayment of principal, will be subject to the credit risk of Barclays Bank PLC.

•               ARNs do not guarantee the return of principal at maturity, and we will not pay interest on ARNs.  Instead, the return on ARNs will be based on the performance of an underlying “Market Measure,” which will be an equity index or a basket of equity indices.  The return on the ARNs will only be positive if the value of the Market Measure decreases, as described in more detail below.

•               ARNs provide an opportunity to earn a multiple (which will be 3 times, unless otherwise set forth in the applicable term sheet) of the negative performance of the Market Measure, up to a specified cap (“Capped Value”), while exposing you to loss of all or a portion of your principal amount if the Market Measure increases in value.

•               If the value of the Market Measure decreases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple of that decrease, up to the Capped Value.

•               If the value of the Market Measure increases from its Starting Value to its Ending Value, you will lose a percentage of your principal amount equal to the percentage amount of that increase.  In such case, you may lose all or a significant portion of your investment in the ARNs.

•               This product supplement describes the general terms of ARNs, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•               For each offering of ARNs, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Capped Value, and certain related risk factors.  The term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•               ARNs will be issued in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The term sheet may also set forth a minimum number of units that you must purchase.

•               Unless otherwise specified in the applicable term sheet, ARNs will not be listed on a securities exchange or quotation system.

•               Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and one or more of its affiliates may act as our agents to offer ARNs and will act in a principal capacity in such role.

ARNs are unsecured and are not deposit liabilities of Barclays Bank PLC. ARNs are not insured by the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction.  Potential purchasers of ARNs should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement, page S-6 of the accompanying Series A prospectus supplement and page PA-1 of the accompanying prospectus addendum.  You may lose all or a significant portion of your investment in ARNs.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, the prospectus addendum or the prospectus.  Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

_______________

ARNs® and “Accelerated Return Notes®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, the prospectus addendum and the prospectus, as well as the applicable term sheet.  Neither we nor MLPF&S have authorized any other person to provide you with any information different from the information set forth in these documents.  If anyone provides you with different or inconsistent information about the ARNs, you should not rely on it.

Key Terms:

General:

ARNs are senior debt securities issued by Barclays Bank PLC, and are not guaranteed or insured by the FDIC or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. They rank equally with all of our other unsecured senior debt from time to time outstanding and are not secured by collateral. Any payments due on ARNs, including any repayment of principal, are subject to our credit risk and to the exercise of any U.K. Bail-in Power (as described in the accompanying prospectus addendum) or any other resolution measure by any relevant U.K. resolution authority.

The return on ARNs will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you may lose all or a significant portion of your investment if the value of the Market Measure increases from the Starting Value to the Ending Value. The return on the ARNs will only be positive if the value of the Market Measure decreases, as described in more detail below.

Each issue of ARNs will mature on the date set forth in the applicable term sheet. We cannot redeem ARNs at any earlier date. We will not make any payments on ARNs until maturity, and you will not receive interest payments.

Market Measure:

The Market Measure may consist of one or more of the following:

•                  U.S. broad-based equity indices;

•                  U.S. sector or style-based equity indices;

•                  non-U.S. or global equity indices; or

•                  any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each equity index included in any Basket as a “Basket Component.” If the Market Measure to which your ARNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

“Starting Value” will equal the closing level of the Market Measure on the date when the ARNs are priced for initial sale to the public (the “pricing date”).

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of ARNs—Basket Market Measures.”

PS-3

“Ending Value” will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period (each as defined below).

If a Market Disruption Event (as defined below) occurs and is continuing on a calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of ARNs—The Starting Value and the Ending Value—Ending Value.”

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of ARNs—Basket Market Measures—Ending Value of the Basket.”

Participation Rate:

The rate at which investors positively participate in the decrease in the value of the Market Measure, as calculated below. The Participation Rate will be 300% for ARNs, unless otherwise set forth in the applicable term sheet.

Capped Value:

The maximum Redemption Amount. Your investment return is limited to the amount represented by the Capped Value specified in the applicable term sheet. We will determine the applicable Capped Value on the pricing date of each issue of ARNs.

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure decreases from the Starting Value to the Ending Value. However, in no event will the Redemption Amount exceed the Capped Value. If the value of the Market Measure increases from the Starting Value to the Ending Value, you will lose a percentage of your principal amount equal to the percentage amount of that increase, and will receive a Redemption Amount that is less than the principal amount.

Any payments due on the ARNs, including repayment of principal, are subject to our credit risk as issuer of ARNs and to the exercise of any U.K. Bail-in Power or any other resolution measure by the relevant U.K. resolution authority.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

In no event will the Redemption Amount be less than zero.

Principal at Risk:

You may lose all or a significant portion of the principal amount of the ARNs. Further, if you sell your ARNs prior to maturity, you may find that the market value per ARN is less than the price that you paid for the ARNs.

Calculation Agent:

The calculation agent will make all determinations associated with the ARNs. We may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as the calculation agent for the ARNs. Alternatively, we and MLPF&S or one of its affiliates may act as joint calculation agents for the ARNs. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring

PS-4

to the applicable calculation agent or joint calculation agents, as the case may be. See the section entitled “Description of ARNs—Role of the Calculation Agent.”

Agents:

MLPF&S and one or more of its affiliates will act as our agents in connection with each offering of ARNs and will receive an underwriting discount based on the number of units of ARNs sold. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of ARNs, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus, prospectus addendum or prospectus supplement as investment advice or a recommendation to purchase ARNs.

Listing:	Unless otherwise specified in the applicable term sheet, the ARNs will not be listed on a securities exchange or quotation system.

This product supplement relates only to ARNs and does not relate to any equity index that comprises the Market Measure described in any term sheet.  You should read carefully the entire prospectus, prospectus supplement, prospectus addendum and product supplement, together with the applicable term sheet, to understand fully the terms of your ARNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any ARNs.  In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in ARNs, to determine whether an investment in ARNs is appropriate for you.  If information in this product supplement is inconsistent with the prospectus, prospectus addendum or prospectus supplement, this product supplement will supersede those documents.  However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Neither we nor any agent is making an offer to sell ARNs in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement, prospectus addendum and prospectus.  Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Barclays Bank PLC.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any ARNs.

PS-5

RISK FACTORS

Your investment in ARNs is subject to investment risks, many of which differ from those of a conventional debt security.  Your decision to purchase ARNs should be made only after carefully considering the risks, including those discussed below, in light of your particular circumstances.  ARNs are not an appropriate investment for you if you are not knowledgeable about the material terms of ARNs or investments in equity or equity-based securities in general.

General Risks Relating to ARNs

Your investment may result in a loss; there is no guaranteed return of principal.  There is no fixed principal repayment amount on ARNs at maturity.  The return on ARNs will be based on the performance of a Market Measure and therefore, you may lose all or a significant portion of your investment if the value of the Market Measure increases from the Starting Value to the Ending Value. If the Ending Value is greater than the Starting Value, then you will receive a Redemption Amount at maturity that will be less than the principal amount of your ARNs.

Your return on the ARNs may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity.  There will be no periodic interest payments on ARNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  Any return that you receive on ARNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date.  As a result, your investment in ARNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Market Measure.  The appreciation potential of ARNs is limited to the Capped Value.  You will not receive a Redemption Amount greater than the Capped Value, regardless of the extent of any depreciation of the Market Measure.  In contrast, for example, a short position in the Market Measure (or the securities included in the Market Measure) would allow you to receive the full benefit of any depreciation in the value of the Market Measure (or those underlying securities).

In addition, unless otherwise set forth in the applicable term sheet, the Ending Value will not reflect the value of dividends paid, or distributions made, on the securities included in the Market Measure or any other rights associated with those securities.  Thus, any return on the ARNs will not reflect the return you would realize if you actually owned the securities underlying the Market Measure.

Additionally, the Market Measure may consist of one or more equity indices that include components traded in a non-U.S. currency.  If the value of that currency weakens against the U.S. dollar during the term of your ARNs, you may not obtain the benefit of that decrease, which you would have received if you had, for example, taken a short position in the securities included in the index or indices.

Payments on ARNs are subject to our credit risk and to the exercise of any U.K. Bail-in Power (or other resolution measure) by the relevant U.K. resolution authority, and actual or perceived changes in our creditworthiness are expected to affect the value of ARNs.  ARNs are our senior unsecured debt securities.  As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date, regardless of whether the Market Measure decreases from the Starting Value to the Ending Value.  If we become unable to meet our financial obligations as they become due, or if any U.K. Bail-in Power or any other resolution measure is exercised by the relevant U.K. resolution authority, you may not receive the amounts payable under the terms of the ARNs.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations.  Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of ARNs.  However, because your return on ARNs depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to ARNs.

Our estimated value of your ARNs is based on subjective assumptions which may not materialize and which may prove to be inaccurate. The estimated value of your ARNs, which will be set forth in the applicable term sheet, is based on our internal pricing models.  Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate.  Different pricing models and assumptions of different financial institutions could provide valuations for the ARNs that are different from our estimated value.

The estimated value is expected to be based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value set forth in the applicable term sheet may be lower if that estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

The estimated value of your ARNs is expected to be lower than their public offering price. This difference is expected as a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, an expected hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the ARNs, and the estimated cost which we may incur in hedging our obligations under the ARNs. If you attempt to sell the ARNs prior to maturity, their market value may be lower than the price you paid for the ARNs and lower than the estimated value because the secondary market prices do not include these fees, charges and other amounts, and take into consideration the levels at which our debt securities trade in the secondary market.

The estimated value of the ARNs will not be a prediction of the prices at which MLPF&S or its affiliates, or any of our affiliates or any other third parties, may be willing to purchase the ARNs from you in secondary market transactions.  The price at which you may be able to sell your ARNs in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions and any trading commissions, and may be substantially less than our estimated value of the ARNs.  Any sale prior to the maturity date could result in a substantial loss to you.

We cannot assure you that there will be a trading market for your ARNs.  If a secondary market exists, we cannot predict how the ARNs will trade, or whether that market will be liquid or illiquid.  The development of a trading market for ARNs will depend on various factors, including our financial performance and changes in the value of the Market Measure.  The number of potential buyers of your ARNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your ARNs at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for ARNs, but none of them is required to do so and may cease to do so at any time.  Any price at which an agent or its affiliate may bid for, offer, purchase, or sell any ARNs may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs.  These bids, offers, or transactions may affect the prices, if any, at which those ARNs might otherwise trade in the market.  In addition, if at any time any agent were to cease acting as a market-maker for any issue of ARNs, it is likely that there would be significantly less liquidity in that secondary market.  In such a case, the price at which those ARNs could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the term sheet, we will not list ARNs on any securities exchange.  Even if an application were made to list your ARNs, we cannot assure you that the application will be approved or that your ARNs will be listed and, if listed, that they will remain listed for their entire term.  The listing of ARNs on any securities exchange will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The Redemption Amount will not reflect changes in the value of the Market Measure that occur prior to the Maturity Valuation Period.  Changes in the value of the Market Measure during the term of ARNs before the Maturity Valuation Period will not be reflected in the calculation of the Redemption Amount.  To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value.  No other values of the Market Measure will be taken into account.  As a result, even if the value of the Market Measure has decreased at certain times during the term of the ARNs, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is greater than the Starting Value.

If your ARNs are linked to a Basket, changes in the levels of one or more of the Basket Components may be offset by changes in the levels of one or more of the other Basket Components.  The Market Measure of your ARNs may be a Basket.  In such a case, changes in the levels of one or more of the Basket Components may not correlate with changes in the levels of one or more of the other Basket Components.  The levels of one or more Basket Components may decrease, while the levels of one or more of the other Basket Components may increase or not decrease as much.  Therefore, in calculating the value of the Market Measure at any time, decreases in the level of one Basket Component may be moderated or wholly offset by increases or lesser decreases in the levels of one or more of the other Basket Components.  If the weightings of the applicable Basket Components are not equal, increases in the levels of the Basket Components which are more heavily weighted could have a greater adverse impact upon your ARNs.

The respective publishers of the applicable indices may adjust those indices in a way that affects their levels, and these publishers have no obligation to consider your interests.  The publisher of each index to which your ARNs are linked (each, an “Index Publisher”) can add, delete, or substitute the components included in that index or make other methodological changes that could change its level.  A new security included in an index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable index.  Additionally, an Index Publisher may alter, discontinue, or suspend calculation or dissemination of an index.  Any of these actions could adversely affect the value of your ARNs.  The Index Publishers will have no obligation to consider your interests in calculating or revising any index.

Exchange rate movements may impact the value of ARNs.  If any security included in a Market Measure is traded in a currency other than U.S. dollars and, for purposes of the applicable index, is converted into U.S. dollars, then the Redemption Amount may depend in part on the relevant exchange rates.  If the value of the U.S. dollar weakens against the currencies of that index, the level of the applicable index may be adversely affected and the Redemption Amount may be reduced.  Exchange rate movements may be particularly impacted by existing and expected rates of inflation and interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in the countries relevant to the applicable index and the United States.  All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

If you attempt to sell ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.  You have no right to have your ARNs redeemed prior to maturity.  If you wish to liquidate your investment in ARNs prior to maturity, your only option would be to sell them.  At that time, there may be an illiquid market for your ARNs or no market at all.  Even if you were able to sell your ARNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below.  The impact of any one factor may be offset or magnified by the effect of another factor.  These factors may interact with each other in complex and unpredictable ways. The following paragraphs describe a specific factor’s expected impact on the market value of ARNs, assuming all other conditions remain constant.

•      Value of the Market Measure.  We anticipate that the market value of ARNs prior to maturity generally will depend to a significant extent on the value of the Market Measure.  In general, it is expected that the market value of ARNs will decrease as the value of the Market Measure increases, and increase as the value of the Market Measure decreases.  However, as the value of the Market Measure increases or decreases, the market value of ARNs may or may not change at the same rate.  If you sell your ARNs when the value of the Market Measure is greater than, or not sufficiently below the applicable Starting Value, then you may receive less than the principal amount of your ARNs.

In addition, because the Redemption Amount will not exceed the applicable Capped Value, we do not expect that the ARNs will trade in any secondary market at a price that is greater than the Capped Value.

•      Volatility of the Market Measure.  Volatility is the term used to describe the size and frequency of market fluctuations.  Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of ARNs.  Even if the value of the Market Measure decreases after the applicable pricing date, if you are able to sell your ARNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

•      Economic and Other Conditions Generally.  The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may affect the value of the Market Measure and the market value of ARNs.  If the Market Measure includes one or more indices that have returns that are calculated based upon securities prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your ARNs may also be affected by similar events in the markets of the relevant foreign countries.

•      Interest Rates.  We expect that changes in interest rates will affect the market value of ARNs.  In general, if U.S. interest rates increase, we expect that the market value of ARNs will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of ARNs will increase.  In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the ARNs.  In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn increase the value of the non-U.S. Market Measure, and, thus, the market value of the ARNs may be adversely affected.

•      Dividend Yields.  In general, if cumulative dividend yields on the securities included in the Market Measure decrease, we anticipate that the market value of ARNs will decrease; conversely, if those dividend yields increase, we anticipate that the market value of your ARNs will increase.

•      Exchange Rate Movements and Volatility.  If the Market Measure of your ARNs includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the value of your ARNs, and the Redemption Amount may depend in part on the relevant exchange rates.  In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have a negative impact on the value of your ARNs.

•      Our Financial Condition and Creditworthiness.  Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the ARNs. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the ARNs.  However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of ARNs.

•      Time to Maturity.  There may be a disparity between the market value of the ARNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity may decrease, such that the value of the ARNs will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the ARNs and their market value.  We, the agents, and our respective affiliates may buy or sell the securities included in the Market Measure, or futures or options contracts on the Market Measure or its component securities.  We may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under ARNs.  These transactions could affect the value of these securities and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in ARNs.  On or before the applicable pricing date, any purchases or sales by us, the agents, and our respective affiliates, or others on our or their behalf may decrease the value of a Market Measure or its component securities.  Consequently, the values of that Market Measure or the securities included in that Market Measure may increase subsequent to the pricing date of an issue of ARNs, adversely affecting the market value of ARNs.

We, the agents, or one or more of our respective affiliates may also engage in hedging activities that could decrease the value of the Market Measure on the applicable pricing date.  In addition, these activities may decrease the market value of your ARNs prior to maturity, including during the Maturity Valuation Period, and may affect the Redemption Amount.  We, the agents, or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in ARNs, and may hold or resell ARNs.  For example, the agents may enter into these transactions in connection with any market making activities in which they engage.  We cannot assure you that these activities will not increase the value of the Market Measure or decrease the market value of your ARNs prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents, may create conflicts of interest with you.  We, the agents, or one or more of our respective affiliates may engage in trading activities related to the Market Measure and to securities included in the Market Measure that are not for your account or on your behalf.  We, the agents, or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure. In addition, in the ordinary course of their business activities, the agents and their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative positions) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Certain of the agents or their affiliates may also have a lending relationship with us. In order to hedge such exposure, the agents may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially the ARNs.  Any such short positions could adversely affect future trading prices of the ARNs. These trading and other business activities may present a conflict of interest between your interest in ARNs and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.  These trading and other business activities may increase the value of the Market Measure, and may have an adverse effect on the value of the ARNs.

We, the agents, and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the ARNs.  We, the agents, or our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of ARNs.  We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates.  Such a party may enter into additional hedging transactions with other parties relating to ARNs and the applicable Market Measure.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss.  We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of ARNs increases or decreases or whether the Redemption Amount on the ARNs is more or less than their principal amount.  Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our respective affiliates receive for the sale of the ARNs, which creates an additional incentive to sell the ARNs.

There may be potential conflicts of interest involving the calculation agent.  We may appoint and remove the calculation agent.  We may be the calculation agent or act as joint calculation agent for ARNs and, as such, will determine the Starting Value, the Ending Value, and the Redemption Amount.  Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent.  These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if the publication of an index is discontinued.  See the sections entitled “Description of ARNs—Market Disruption Events,” “—Adjustments to an Index,” and “—Discontinuance of an Index.”  The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment.  However, because we may serve as the calculation agent, potential conflicts of interest could arise.

In addition, we may appoint MLPF&S or one of its affiliates to act as the calculation agent or as joint calculation agent for ARNs. As the calculation agent or joint calculation agent, MLPF&S or one of its affiliates will have discretion in making various determinations that affect your ARNs. The exercise of this discretion by the calculation agent could adversely affect the value of your ARNs and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the ARNs and their market value” and “—Our trading, hedging and other business activities, and those of the agents, may create conflicts of interest with you” above.

Significant aspects of the U.S. federal income tax treatment of the ARNs are uncertain.  The U.S. federal income tax treatment of the ARNs is uncertain.  We do not plan to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax treatment of the ARNs, and the Internal Revenue Service or a court may not agree with the U.S. federal income tax treatment described in this product supplement.

No statutory, judicial or administrative authority directly addresses the characterization of the ARNs or securities similar to the ARNs for U.S. federal income tax purposes.  As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ARNs are not certain.  Under the terms of the ARNs, you will have agreed with us to treat the ARNs for tax purposes as pre-paid derivative contracts in respect of the Market Measure, as described under “Material U.S. Federal Income Tax Considerations.”  If the Internal Revenue Service were successful in asserting an alternative characterization for the ARNs, the timing and character of gain or loss with respect to the ARNs might differ.

As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the ARNs and whether all or part of the gain a holder may recognize upon the sale or maturity of an instrument such as the ARNs should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ARNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that a holder will be required to accrue income over the term of an instrument such as the ARNs even though a holder will not receive any payments with respect to the ARNs until maturity.  The outcome of this process is uncertain.  Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ARNs after the bill was enacted to accrue interest income on a current basis.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ARNs.

For a more complete discussion of the U.S. federal income tax consequences of an investment in the ARNs please see “Material U.S. Federal Income Tax Considerations” in this product supplement.  For a discussion of the U.S. federal income tax consequences of investing in any specific offering of ARNs, please review the section of the applicable term sheet titled “Material U.S. Federal Income Taxation Considerations.”  You should consult your tax advisor about your own tax situation.

Risks Relating to the Market Measures

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure.  In the ordinary course of their businesses, we, the agents, and our respective affiliates may have expressed views on expected movements in a Market Measure or the securities included in the Market Measure, and may do so in the future.  These views or reports may be communicated to our clients and clients of these entities.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities.  For these reasons, you are encouraged to derive information concerning a Market Measure or its component securities from multiple sources, and you should not rely on our views or the views expressed by these entities.

You will have no rights as a security holder, you will have no rights to receive any of the securities represented by the Market Measure, and you will not be entitled to dividends or other distributions by the issuers of these securities.  ARNs are our debt securities.  They are not equity instruments, shares of stock or securities of any other issuer.  Investing in ARNs will not make you a holder of any of the securities represented by the Market Measure.  You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities.  Your ARNs will be paid in cash and you have no right to receive delivery of any of these securities.

If the Market Measure to which your ARNs are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets.  The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets.  Factors which could affect those markets, and therefore the return on your ARNs, include:

•               Market Volatility.  The relevant foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•               Political, Economic, and Other Factors.  The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions.  Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets.  In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets.  The relevant foreign economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems.  In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses.  The economic and financial data about some of these countries may be unreliable.

•               Publicly Available Information.  There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC.  In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure and will not have verified any disclosure made by any other company.  We, the agents or our respective affiliates currently, or in the future, may engage in business with companies included in a Market Measure, and we, the agents or our respective affiliates may from time to time own securities of companies included in a Market Measure.  However, none of us, the agents or any of our respective affiliates has the ability to control the actions of any of these companies nor will we undertake any independent review of, or make any due diligence inquiry with respect to, any of these companies, unless (and only to the extent that) the securities of us, the agents or our respective affiliates are represented by that Market Measure.  In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents or any of our respective affiliates is responsible for the calculation of any index represented by a Market Measure.  You should make your own investigation into the Market Measure.

Unless otherwise set forth in the applicable term sheet, none of the Index Publishers, their affiliates, or any companies included in the Market Measure will be involved in any offering of ARNs or will have any obligation of any sort with respect to ARNs.  As a result, none of those companies will have any obligation to take your interests as holders of ARNs into consideration for any reason, including taking any corporate actions that might affect the value of the securities represented by the Market Measure or the value of ARNs.

Our business activities and those of the agents relating to the companies represented by a Market Measure or the ARNs may create conflicts of interest with you.  We, the agents, and our respective affiliates, at the time of any offering of ARNs or in the future, may engage in business with the companies represented by a Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties.  We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies.  The agents may also publish research reports relating to our or our affiliates’ securities, including the ARNs.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your ARNs.  Any of these activities may affect the market value of your ARNs.  None of us, the agents or our respective affiliates makes any representation to any purchasers of the ARNs regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure.  Any prospective purchaser of the ARNs should undertake an independent investigation of the companies included in a Market Measure to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in the ARNs.  The composition of the Market Measure does not reflect any investment recommendations from us, the agents or our respective affiliates.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing ARNs.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from each sale of ARNs for the purposes described in the prospectus supplement under “Use of Proceeds and Hedging.”  In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under ARNs.

DESCRIPTION OF ARNS

General

Each issue of ARNs will be part of a series of medium-term notes entitled “Global Medium-Term Notes, Series A” that will be issued under the senior debt indenture, as amended and supplemented from time to time.  The senior debt indenture is described more fully in the prospectus, prospectus addendum and prospectus supplement.  The following description of ARNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Medium-Term Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus, except that nothing herein shall be construed to supersede any provisions of the accompanying prospectus addendum.  These documents should be read in connection with the applicable term sheet.

The maturity date of the ARNs and the aggregate principal amount of each issue of ARNs will be stated in the term sheet.  If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

We will not pay interest on ARNs. ARNs do not guarantee the return of principal at maturity. ARNs will be payable only in U.S. dollars.

Prior to the maturity date, ARNs are not redeemable by us or repayable at the option of any holder.  ARNs are not subject to any sinking fund.

We will issue ARNs in the denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10.  The CUSIP number for each issue of ARNs will be set forth in the applicable term sheet.  You may transfer ARNs only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of ARNs, you will receive a Redemption Amount, denominated in U.S. dollars.  In no event will the Redemption Amount be less than zero.  The “Redemption Amount” will be calculated as follows:

•                  If the Ending Value is less than the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not exceed a “Capped Value” set forth in the term sheet.

•                  If the Ending Value is greater than or equal to the Starting Value, then the Redemption Amount will equal:

Your positive participation in any depreciation of the Market Measure underlying your ARNs will also be impacted by the Participation Rate.  The “Participation Rate” will be 300% for ARNs unless otherwise set forth in the term sheet.

Each term sheet will provide examples of Redemption Amounts based on hypothetical Starting Values, Ending Values, and Capped Values.

The term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure.  However, historical values of the Market Measure are not indicative of its future performance or the performance of your ARNs.

An investment in ARNs does not entitle you to any ownership interest, including any voting rights, dividends paid, interest payments, or other distributions, in the securities of any of the companies included in a Market Measure.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the term sheet, the “Starting Value” will equal the closing level of the Market Measure on the pricing date.

Ending Value

Unless otherwise specified in the term sheet, the “Ending Value” will equal the average of the closing levels of the Market Measure determined on each calculation day during the Maturity Valuation Period.

The “Maturity Valuation Period” means the period consisting of one or more calculation days shortly before the maturity date. The timing and length of the period will be set forth in the applicable term sheet.

A “calculation day” means any Market Measure Business Day during the Maturity Valuation Period on which a Market Disruption Event has not occurred.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The NASDAQ Stock Market (the “NASDAQ”), or their successors, are open for trading and (2) the Market Measure or any successor is calculated and published.

If (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the closing level of the Market Measure for the applicable non-calculation day will be the closing level of the Market Measure on the next calculation day that occurs during the Maturity Valuation Period.  For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing level of the Market

Measure on the next calculation day will also be the closing level for the Market Measure on the first and second scheduled calculation days during the Maturity Valuation Period.  If no further calculation days occur after a non-calculation day, or if every scheduled calculation day during the Maturity Valuation Period is a non-calculation day, then the closing level of the Market Measure for each following non-calculation day (or for all the scheduled calculation days during the Maturity Valuation Period, if applicable) will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

If the Market Measure consists of a Basket, the Starting Value and the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

Market Disruption Events

For an index, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)    the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then comprise the index or any successor index; and

(B)    the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)     a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)     a decision to permanently discontinue trading in the relevant futures or options contracts related to the index, or any successor index, will not constitute a Market Disruption Event;

(3)     a suspension in trading in a futures or options contract on the index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the index;

(4)     a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)     if applicable to indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Adjustments to an Index

After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an index or in another way that changes the index such that it does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made.  In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the index.  Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the index as if those changes or modifications had not been made, and calculate the closing level of the index, as so adjusted.

Discontinuance of an Index

After the pricing date, an Index Publisher may discontinue publication of an index to which an issue of ARNs is linked.  The Index Publisher or another entity may then publish a substitute index that the calculation agent determines, in its sole discretion, to be comparable to the original index (a “successor index”).  If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate the Ending Value as described under “—The Starting Value and the Ending Value” or “—Basket Market Measure,” as applicable.  If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us, and to the holders of the ARNs.

If an Index Publisher discontinues publication of the index before the end of the specified Maturity Valuation Period and the calculation agent does not select a successor index, then on each day that would have been a calculation day, until the earlier to occur of:

•                  the determination of the Ending Value; and

•                  a determination by the calculation agent that a successor index is available,

the calculation agent will compute a substitute level for the index in accordance with the procedures last used to calculate the index before any discontinuance as if that day were a calculation day.  The calculation agent will make available to holders of the ARNs information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor index is selected or the calculation agent calculates a level as a substitute for an index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any index to which your ARNs are linked may adversely affect trading in the ARNs.

Basket Market Measures

If the Market Measure to which your ARNs are linked is a Basket, the Basket Components will be set forth in the term sheet.  We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date.  We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights.  The Initial Component Weight for each Basket Component will be stated in the term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100.  We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component.  The Component Ratio for each Basket Component will be calculated on the pricing date and will equal:

•                              the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•                              the closing level of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date.  The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the term sheet.

Example: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution

Index ABC	50.00%	500.00	0.10000000	50.00

Index XYZ	25.00%	2,420.00	0.01033058	25.00

Index RST	25.00%	1,014.00	0.02465483	25.00

Starting Value				100.00

(1)              This column sets forth the hypothetical closing level of each Basket Component on the hypothetical pricing date.

(2)              The hypothetical Component Ratio equals the Initial Component Weight (expressed as a percentage) of each Basket Component multiplied by 100, and then divided by the closing level of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component, the calculation agent will establish the closing level of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component.  In the event that a Market Disruption Event occurs for that Basket Component on the pricing date and on each day to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable.  The final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in
“—Market Disruption Events.”

Ending Value of the Basket

The calculation agent will calculate the value of the Basket by summing the products of the Basket Component Closing Level on a calculation day and the Component Ratio for each

Basket Component.  The value of the Basket will vary based on the increase or decrease in the level of each Basket Component.  Any decrease in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.  Conversely, any increase in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in an increase in the value of the Basket.

The “Ending Value” of the Basket will be the average value of the Basket on each calculation day during the Maturity Valuation Period.

Unless otherwise specified in the term sheet, if, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the value of the Basket Components for such non-calculation day, and as a result, the Ending Value, as follows:

•                              The closing level of each Basket Component that is not an Affected Basket Component will be its closing level on such non-calculation day.

•                              The closing level of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the fifth paragraph of subsection “—Ending Value,” provided that references to “Market Measure” will be references to “Basket Component.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding ARNs as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor index, Market Measure Business Days, business days, calculation days, non-calculation days, and calculations related to the discontinuance of any index.  Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as the calculation agent for ARNs. Alternatively, we and MLPF&S or one of its affiliates may act as joint calculation agents for ARNs. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. We may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

ARNs will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of ARNs in immediately available funds.  We will pay the Redemption Amount in immediately available funds so long as the ARNs are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the senior debt indenture.  If such event occurs and is continuing, unless otherwise stated in the term sheet, the amount payable to a holder of ARNs upon any acceleration permitted under the senior debt indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the ARNs matured on the date of acceleration.  If a voluntary or involuntary liquidation, bankruptcy, insolvency, or any analogous proceeding is filed with respect to the issuer, then depending on the applicable bankruptcy law, your claim may be limited to an amount that could be less than the amount payable upon default and acceleration as described above. In case of a default in payment of ARNs, whether at their maturity or upon acceleration, and whether in an insolvency proceeding or otherwise, the ARNs will not accrue any default or other interest rate.

Without limiting the generality of anything in the preceding paragraph, any payment on the ARNs will be subject to the exercise of any U.K. Bail-in Power or any other resolution measure by the relevant U.K. resolution authority. The U.K. Bail-in Power includes any statutory write down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the ARNs, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the ARNs, including the repayment of principal, into shares or other securities or obligations of ours or another person, including by means of a variation to the terms of the ARNs. See the accompanying prospectus, prospectus supplement and prospectus addendum and the relevant term sheet for additional information.

Listing

Unless otherwise specified in the applicable term sheet, the ARNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and one or more of its affiliates may act as our agents for any offering of the ARNs.  The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet.  Each agent will be a party to a distribution agreement described in the “Plan of Distribution” beginning on page S-116 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of ARNs sold through its efforts, which will be set forth in the applicable term sheet.  You must have an account with the applicable agent in order to purchase ARNs.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the ARNs, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus, prospectus addendum or prospectus supplement as investment advice or a recommendation to purchase any ARNs.  You should make your own investment decision regarding ARNs after consulting with your legal, tax, and other advisors.

MLPF&S and its affiliates may use this product supplement, the prospectus supplement, the prospectus addendum and the prospectus, together with the applicable term sheet, in market-making transactions for any ARNs after their initial sale solely for the purpose of providing investors with the description of the terms of ARNs that were made available to investors in connection with the initial distribution of ARNs. Secondary market investors should not, and will not be authorized to, rely on these documents for information regarding Barclays Bank PLC or for any purpose other than that described in the immediately preceding sentence.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  This discussion applies to you only if you purchase your ARNs at initial issuance and you hold your ARNs as capital assets for tax purposes.  This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a tax-exempt organization;

•                  a person that owns ARNs as part of a straddle or a hedging or conversion transaction for tax purposes;

•                  a person that purchases or sells ARNs as part of a wash sale for tax purposes; or

•                  a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect.  These laws are subject to change, possibly on a retroactive basis.  Any particular offering of ARNs may also have features or terms that cause the U.S. federal income tax treatment of such ARNs to differ materially from the discussion below.  If such features are applicable to any particular offering of ARNs, the applicable term sheet will so state and discuss the U.S. federal income treatment of that offering.  In addition, the opinion of our counsel referenced below will only apply to a particular offering of ARNs if it is so stated in the applicable term sheet.  Accordingly, you should carefully review the section of the applicable term sheet entitled “Material U.S. Federal Income Taxation Considerations.”

If a partnership holds ARNs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership.  A partner in a partnership holding ARNs should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in ARNs.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in ARNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Except as noted under “Non-U.S. Holders” below, this discussion is only applicable to you if you are a U.S. holder.  You are a U.S. holder if you are a beneficial owner of ARNs and you are:  (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL, OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE ARNS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE ARNS ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE ARNS, INCLUDING THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In the opinion of our counsel, Sullivan & Cromwell LLP, ARNs should be treated, for U.S. federal income tax purposes, as pre-paid derivative contracts in respect of the underlying Market Measure.  The terms of the ARNs will provide that Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the ARNs for all U.S. federal income tax purposes in accordance with such characterization.  If the ARNs are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your ARNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ARNs.  In general, your tax basis in your ARNs will be equal to the price you paid for them.  Such capital gain or loss should generally be long-term capital gain or loss if you have held your ARNs for more than one year.  The deductibility of capital losses is subject to limitations.

Alternative Treatments.  There is no judicial or administrative authority discussing how your ARNs should be treated for U.S. federal income tax purposes.  Therefore, other treatments could be possible and the Internal Revenue Service might assert that treatment other than that described above is more appropriate.  For example, if your ARNs have a term in excess of one year, the Internal Revenue Service might assert that your ARNs should be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments.  If the ARNs are so treated, you would be required to accrue interest income over the term of your ARNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ARNs.  You would recognize gain or loss upon the sale or maturity of your ARNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ARNs.  In general, your adjusted basis in your ARNs would be equal to the amount you paid for your ARNs, increased by the amount of interest you previously accrued with respect to your ARNs.  Any gain you recognize upon the sale or maturity of your ARNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ARNs, and thereafter, would be capital loss.

Similarly, if the ARNs have a term of one year or less, it is possible that the ARNs could be treated as short-term contingent debt instruments.  There is no statutory, judicial, or administrative authority that governs how short-term contingent debt should be treated for U.S. federal income tax purposes, and accordingly you should consult your tax advisor about this potential alternative treatment of the ARNs.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your ARNs should end on the date on which the amount you are entitled to receive upon the maturity of your ARNs is determined, even though you will not receive any amounts from us in respect of your ARNs prior to the maturity of your ARNs.  In such case, if the date on which the amount you are entitled to receive upon the maturity of your ARNs is determined before the date on which your holding period exceeds one year, you may be treated as having a holding period in respect of your ARNs that is not in excess of one year even if you receive cash upon the maturity of your ARNs at a time that is more than one year after the beginning of your holding period.

Further, the Internal Revenue Service could assert that your gain or loss from ownership of the ARNs should not be treated as long-term capital gain or loss, because they should be treated as reflecting an issuance by you of a cash-settled call option with respect to the underlying stocks that the ARNs reference, or because they reflect a short position that could not have been physically settled to produce long-term capital gain.

You should consult your tax advisor as to the tax consequences of these and other possible alternative characterizations of your ARNs for U.S. federal income tax purposes.  For a further discussion of the tax treatment of the ARNs as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the ARNs.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ARNs should be required to accrue ordinary income on a current basis.  The notice also states that the Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ARNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that a holder will be required to accrue income over the term of an instrument such as the ARNs even though a holder will not receive any payments with respect to the ARNs until maturity.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  Except to the extent otherwise provided by law, Barclays Bank PLC intends to treat the ARNs for U.S. federal income tax purposes in accordance with the treatment described in this product supplement (as potentially modified by the applicable term sheet) unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.  Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ARNs after the bill was enacted to accrue interest income on a current basis.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ARNs.

Non-U.S. Holders.  The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the regulations refer to as “specified ELIs”) that are owned by non-U.S. holders.  However, the regulations do not apply to “specified ELIs” issued prior to January 1, 2017.  If your notes are issued on or after January 1, 2017, the application of the regulations under Section 871(m) of the Code to your notes will be discussed in the applicable term sheet; otherwise you will not be subject to tax under Section 871(m) of the Code, and the applicable term sheet will not contain such a discussion.

Subject to estate tax treaty relief, a note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the United States includes only property situated or deemed situated in the United States. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) (each such plan, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the ARNs.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA).  However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“Similar Laws”).  The fiduciaries of plans subject to Similar Laws should also consider the foregoing and ensuing issues in general terms as well as any further issues arising under the applicable Similar Laws.

In addition, we, the agents, and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the ARNs are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the ARNs are acquired under an exemption from the prohibited transaction rules.  A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the ARNs.  Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the ARNs may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the ARNs will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ARNs that either (a) it is not a Plan or a

Plan Asset Entity and is not purchasing such ARNs on behalf of or with plan assets of any Plan or any plan subject to Similar Laws or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code or Similar Laws.

Further, any person acquiring or holding the ARNs on behalf of any Plan or with any assets of a Plan shall be deemed to represent on behalf of itself and such Plan that (x) the Plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the ARNs, (y) none of us, MLPF&S, or any other agent directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) or otherwise acts in a fiduciary capacity with respect to the assets of the Plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

In addition, any purchaser, that is a Plan or a Plan Asset Entity or that is acquiring the ARNs on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ARNs that (a) none of us, MLPF&S, or any of our respective affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any Similar Laws) with respect to the acquisition, holding or disposition of the ARNs, or as a result of any exercise by us or our affiliates of any rights in connection with the ARNs, (b) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the ARNs and the transactions contemplated with respect to the ARNs, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the ARNs is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such ARNs and not a fiduciary to such purchaser.  Purchasers of the ARNs have exclusive responsibility for ensuring that their purchase, holding, and disposition of the ARNs do not violate the prohibited transaction rules of ERISA or the Code or any Similar Laws.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles.  This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the ARNs on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.